Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On June 20, 2014, Celsion Corporation, a Delaware corporation (“Celsion”), completed the acquisition of substantially all of the assets of Egen, Inc., an Alabama corporation (“EGEN”), pursuant to the terms of the Asset Purchase Agreement dated as of June 6, 2014, by and between Celsion and EGEN (the “Asset Purchase Agreement”). The unaudited pro forma condensed combined financial statements presented herein are based on, and should be read in conjunction with:

•	Celsion’s historical financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014;

•	Celsion’s historical financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2014 filed with the SEC on May 8, 2014; and

•

EGEN’s historical financial statements and related notes thereto for the year ended June 30, 2013 and the three and nine months ended March 31, 2014 and 2013 attached to this Form 8-K/A as Exhibits 99.1 and 99.3.

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2013 and for the three months ended March 31, 2014 have been prepared as if the acquisition occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 has been prepared as if the acquisition occurred on March 31, 2014. The historical financial information is adjusted in the unaudited pro forma condensed combined financial statements to give effect only to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of Celsion and EGEN. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of Celsion and EGEN.

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions and are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. Additionally, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated.

The unaudited pro forma adjustments related to the acquisition have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles with Celsion as the acquirer, which are subject to change and interpretation and are based on a preliminary purchase price allocation. The allocation of purchase price for acquisitions requires extensive use of accounting estimates, assumptions and judgments to allocate the purchase price to identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values. The purchase price for EGEN was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Such valuations require significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Celsion believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The final purchase price allocation will be performed using estimated fair values as of the acquisition. The fair value estimates for the purchase price allocation may change if additional information becomes available. Differences between these purchase price allocations and any changes thereto could have a material impact on the unaudited pro forma condensed combined financial statements and Celsion’s future results of operations and financial position.

Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust EGEN’s net tangible and intangible assets and liabilities to estimated fair values. The pro forma adjustments to EGEN’s assets and liabilities and allocation of purchase price are based on Celsion management’s preliminary estimates of the fair value of the assets to be acquired and liabilities to be assumed. Celsion made estimates of fair value of the EGEN assets acquired and liabilities assumed using reasonable assumptions based on historical experience, data from industry peers and information obtained from EGEN’s management.

CELSION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of March 31, 2014

	Historical		Pro Forma Adjustments		Pro Forma
	Celsion	EGEN	(Note 6)		Combined

ASSETS
Current assets:
Cash and cash equivalents	$4,606,267	$462,281	$1,961,950	(a), (b)	$7,030,498
Investment securities available for sale, at fair value	47,255,487	686,107	-		47,941,594
Accounts receivable - cost reimbursable grants	-	28,409	(28,409)	(c)	0
Accrued interest receivable on investment securities	339,791	-	-		339,791
Advances, deposits and other current assets	620,979	63,463	(63,463)	(c)	620,979
Total current assets	52,822,524	1,240,260	1,870,078		55,932,862

Property and equipment, net	747,386	532,437	(497,755)	(d)	782,068

Other assets:
Deposits, deferred fees and other assets	1,120,931	3,570	(3,570)	(c)	1,120,931
Identifiable intangible assets, net	18,750	568,344	25,233,384	(e)	25,820,478
Goodwill	-	-	977,674	(f)	977,674
Total other assets	1,139,681	571,914	26,207,488		27,919,083

Total assets	$54,709,591	$2,344,611	$27,579,811		$84,634,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,102,013	$54,045	$-		$2,156,058
Accrued liabilities	2,205,838	112,830	-		2,318,668
Notes payable - current portion	439,218	-	-		439,218
Deferred revenue - current portion	500,000	-	-		500,000
Earnout milestones	-	-	13,877,659	(g)	13,877,659
Total current liabilities	5,247,069	166,875	13,877,659		19,291,603

Notes payable non-current portion	4,560,782	-	5,000,000	(b)	9,560,782
Deferred revenue - non-current portion	3,875,000	-	-		3,875,000
Other non-current liabilities	467,545	-	-		467,545
Total liabilities	14,150,396	166,875	18,877,659		33,194,930

Stockholders’ equity:
Series A preferred stock	-	12,750	(12,750)	(h)	-
Series B preferred stock	-	20,000	(20,000)	(h)	-
Common stock	173,477	140,842	(113,720)	(h), (i)	200,599
Additional paid-in capital	217,535,506	39,282,302	(28,429,536)	(h), (i), (j)	228,388,272
Accumulated other comprehensive loss	(27,897)	(9,233)	9,233	(h)	(27,897)
Accumulated deficit	(174,744,150)	(37,268,925)	37,268,925	(h)	(174,744,150)
Subtotal	42,936,936	2,177,736	8,702,152		53,816,824
Treasury stock, at cost	(2,377,741)	-	-		(2,377,741)
Total stockholders’ equity	40,559,195	2,177,736	8,702,152		51,439,083

Total liabilities and stockholders’ equity	$54,709,591	$2,344,611	$27,579,811		$84,634,013

CELSION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2014

	Historical		Pro Forma Adjustments		Pro Forma
	Celsion	EGEN	(Note 6)		Combined

Licensing revenue	$125,000	$-	$-		$125,000

Operating expenses:
Research and development	2,893,168	375,240	(18,394)	(k)	3,250,014
General and administrative	2,433,857	370,443	(81,037)	(l), (m)	2,723,263
Total operating expenses	5,327,025	745,683	(99,431)		5,973,277

Loss from operations	(5,202,025)	(745,683)	99,431		(5,848,277)

Other income (expense):
Gain from change in valuation of common stock warrant liability	3,026	-	-		3,026
Investment income, net	7,019	(6,570)	-		449
Royalty income	-	2,665	-		2,665
Contract research income	-	118,142	-		118,142
Dividend and interest income	-	1,726	-		1,726
Interest expense	(230,713)	-	(141,563)	(n)	(372,276)
Total other (expense) income, net	(220,668)	115,963	(141,563)		(246,268)

Net loss	$(5,422,693)	$(629,720)	$(42,132)		$(6,094,545)

Net loss (income) per common share basic and diluted	$(0.33)		$(0.02)		$(0.32)

Weighted average shares outstanding basic and diluted	16,371,097		2,712,188	(o)	19,083,285

CELSION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

	Historical		Pro Forma Adjustments		Pro Forma
	Celsion	EGEN	(Note 6)		Combined
Licensing and grant revenue
Licensing revenue	$500,000	$-	$-		$500,000
Grant revenue	-	127,628	-		127,628
Total licensing and grant revenue	500,000	127,628	-		627,628

Operating expenses:
Research and development	9,364,228	1,610,461	(73,874)	(k)	10,900,815
General and administrative	6,547,257	1,615,367	(188,472)	(l),(m)	7,974,152
Total operating expenses	15,911,485	3,225,828	(262,346)		18,874,967

Loss from operations	(15,411,485)	(3,098,200)	262,346		(18,247,339)

Other income (expense):
Gain (loss) from valuation of common stock warrant liability	8,090,636	-	-		8,090,636
Investment (loss) income, net	(12,744)	(27,750)	-		(40,494)
Royalty income	-	19,695	-		19,695
Contract research income	-	270,113	-		270,113
Dividend and interest income	-	39,908	-		39,908
Interest expense	(915,235)	-	(566,252)	(n)	(1,481,487)
Other (expense) income	(2,530)	76	-		(2,454)
Total other income (expense)	7,160,127	302,042	(566,252)		6,895,917

Net loss	(8,251,358)	(2,796,158)	(303,906)		(11,351,422)

Non-cash deemed dividend from beneficial conversion feature on convertible preferred stock	(4,601,410)	-	-		(4,601,410)

Net loss attributable to common shareholders	$(12,852,768)	$(2,796,158)	$(303,906)		$(15,952,832)

Net loss per common share basic and diluted	$(0.95)		$(0.11)		$(0.98)

Weighted average common shares outstanding basic and diluted	13,540,566		2,712,188	(o)	16,252,754

 CELSION CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF TRANSACTION

On June 20, 2014, Celsion completed the previously announced acquisition of substantially all of the assets of EGEN pursuant to the Asset Purchase Agreement. CLSN Laboratories, Inc., a Delaware corporation and a wholly-owned subsidiary of Celsion (“CLSN Laboratories”), acquired all of EGEN’s right, title and interest in and to substantially all of the assets of EGEN, including cash and cash equivalents, patents, trademarks and other intellectual property rights, clinical data, inventory and raw materials, certain contracts, licenses and permits, machinery, mobile and immobile equipment, furniture, office equipment, furnishings, transportation equipment, supplies and other tangible personal property. In addition, CLSN Laboratories assumed certain specified liabilities of EGEN, including the liabilities arising out of the acquired contracts and other assets relating to periods after the closing date.

NOTE 2 – BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information was prepared using historical financial statements of Celsion and EGEN, which were prepared under United States Generally Accepted Accounting Principles (“GAAP”). The acquisition is accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 5 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of EGEN based on their preliminarily estimated fair values. The allocation of purchase price for acquisitions requires extensive use of accounting estimates, assumptions and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair values. Celsion believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available.

The unaudited pro forma condensed combined statement of operations is presented after giving effect to the acquisition of EGEN as if it occurred on January 1, 2013 for the year ended December 31, 2013 and three months ended March 31, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 has been prepared as if the acquisition occurred on March 31, 2014. Certain reclassifications have been made to the historical financial statements of EGEN to conform to Celsion’s presentation.

NOTE 3 – HISTORICAL FINANCIAL INFORMATION

EGEN has a June 30 fiscal year end. The historical statement of operations of EGEN for the year ended December 31, 2013 was derived from EGEN’s financial statements for the year ended June 30, 2013 minus the unaudited results of operations for the six months ended December 31, 2012 plus the unaudited results of operations for the six months ended December 31, 2013, as shown in the schedule below. The historical statement of operations of EGEN for the six months ended December 31, 2012 was derived from EGEN’s unaudited financial statements for the nine months ended March 31, 2013, minus the unaudited results of operations for the three months ended March 31, 2013. The historical statement of operations of EGEN for the six months ended December 31, 2013 was derived from EGEN’s unaudited financial statements for the nine months ended March 31, 2014, minus the unaudited results of operations for the three months ended March 31, 2014.

	Statements of Income - Unaudited
	Year Ended June 30, 2013	Six Months Ended December 31, 2013	Six Months Ended December 31, 2012	Year Ended December 31, 2013
Revenue
Grant revenue	$131,907	$95,721	$100,000	$127,628
Total Revenue	131,907	95,721	100,000	127,628

Operating Expenses
Research and development expenses	1,355,949	829,441	574,929	1,610,461
General and administrative expenses	1,648,889	851,425	884,947	1,615,367
Total Operating Expenses	3,004,838	1,680,866	1,459,876	3,225,828

Operating Loss	(2,872,931)	(1,585,145)	(1,359,876)	(3,098,200)

Other Income (Expenses)
Gain (loss) on trading securities	6,044	(22,594)	11,200	(27,750)
Gain (loss) on asset disposal	1,935	-	1,935	-
Royalty income	24,537	1,946	6,788	19,695
Contract research income	12,450	257,663	-	270,113
Dividend and interest income	43,403	16,020	19,515	39,908
Other income (expenses), net	-	76	-	76
Total Other Income (Expenses)	88,369	253,111	39,438	302,042

Loss Before Income Taxes	(2,784,562)	(1,332,034)	(1,320,438)	(2,796,158)

Income Tax Provision (Benefit), net	-	-	-	-

Net Loss	$(2,784,562)	$(1,332,034)	$(1,320,438)	$(2,796,158)

NOTE 4 – ACCOUNTING POLICIES

As a result of the continuing review of EGEN’s accounting policies, Celsion may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Celsion is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

NOTE 5 – PURCHASE PRICE

The total aggregate purchase price for the acquisition is up to $44.4 million, which includes potential future payments of up to $30.4 million contingent upon achievement of certain milestones set forth in the Purchase Agreement (the “Earnout Payments”). At the closing, Celsion paid approximately $3.0 million in cash after expense adjustment and issued 2,712,188 shares of its common stock to EGEN. The shares of Celsion’s common stock were issued in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. In addition, 670,070 shares of Celsion common stock were held back by Celsion at the closing and are issuable to EGEN on or after August 2, 2016 pending certain potential adjustments for expenses or in relation to EGEN’s indemnification obligations under the Purchase Agreement (Holdback Shares).

The Earnout Payments of up to $30.4 million will become payable, in cash, shares of Celsion common stock or a combination thereof, at Celsion’s option, as follows:

●	$12.4 million will become payable upon achieving certain specified development milestones relating to an EGEN-001 ovarian cancer study to be conducted by Celsion or its subsidiary;

●

$12.0 million will become payable upon achieving certain specified development milestones relating to an EGEN-001 glioblastoma multiforme brain cancer study to be conducted by Celsion or its subsidiary; and

●	up to $6.0 million will become payable upon achieving certain specified development milestones relating to the TheraSilence technology acquired from EGEN in the acquisition.

Celsion's obligations to make the Earnout Payments will terminate on the seventh anniversary of the closing date.

On June 9, 2014, Celsion borrowed an additional $5 million pursuant to a certain Loan and Security Agreement dated as of November 25, 2013, by and between Celsion and Hercules Technology Growth Capital, Inc.  Celsion used the loan proceeds to pay the upfront cash payment at closing and certain transaction costs incurred by Celsion in connection with the acquisition.

The Purchase Agreement contains customary representations and warranties regarding EGEN and Celsion, covenants regarding the conduct of EGEN’s business prior to the consummation of the acquisition, indemnification provisions, termination and other provisions customary for transactions of this nature.

The acquisition of EGEN was accounted for under the acquisition method of accounting which required Celsion to perform an allocation of the purchase price to the assets acquired and liabilities assumed. The fair value of the consideration transferred for the acquisition has been prepared as if the acquisition occurred on March 31, 2014 and is approximately $27.8 million determined as follows:

Consideration Paid at Closing
Cash, net of cash acquired	$3,038,000
Celsion common stock (2,712,188 shares valued at $3.48 which was the last closing price of our common stock at the time of closing the transaction on June 20, 2014)	9,438,000

Future Consideration
Holdback Shares (670,070 shares of Celsion common stock which were discounted by 38% to reflect the cost of the restriction)	1,441,000
Earnout Payments (at fair value*)	13,878,000

Total fair value of consideration	$27,795,000

*The difference between the aggregate $30.4 million in future Earnout Payments and the $13.9 million included in the fair value of the acquisition consideration was based on the Celsion’s risk-adjusted assessment of each milestone and utilizing a discount rate based on the estimated time to achieve the milestone.

Under the acquisition method of accounting, the total purchase price is allocated to EGEN’s net tangible and intangible assets and liabilities based on their estimated fair values as of the acquisition date. The table below summarizes the preliminary estimated fair values of EGEN’s net tangible and intangible assets and liabilities on the acquisition date and has been prepared as if the acquisition occurred on March 31, 2014. The purchase price allocations are preliminary and subject to change as more detailed analyses are completed and additional information with respect to the fair values of the assets and liabilities acquired becomes available.

Cash	462,000
Investment securities	686,000
Property and equipment, net	35,000
In-process research and development	25,801,000
Goodwill	978,000

Total assets:	27,962,000

Accounts payable and accrued liabilities	(167,000)

Net assets acquired	$27,795,000

The preliminary purchase price exceeds the estimated fair value of the net assets acquired by approximately $1.0 million which was recorded as goodwill. Transaction costs incurred by EGEN are $73,000 during the three months ended June 30, 2014, and $174,000 during the year ended December 31, 2013.

Acquired In-Process Research and Development (IPR&D)

Acquired IPR&D consists of EGEN's drug technology platforms: TheraPlas®  and TheraSilence® . The fair value of the IPR&D drug technology platforms was estimated to be $25.8 million as of the acquisition date using the Multi-Period Excess Earnings Method (MPEEM) which is a form of the income approach. Under the MPEEM, the fair value of an intangible asset is equal to the present value of the asset’s incremental after-tax cash flows (excess earnings) remaining after deducting the market rates of return on the estimated value of contributory assets (contributory charge) over its remaining useful life.

To calculate fair value of the IPR&D programs under the MPEEM, we used projected cash flows discounted at a rate considered appropriate given the significant inherent risks associated with drug development by development-stage companies. Cash flows were calculated based on estimated projections of revenues and expenses related to the IPR&D programs and then reduced by a contributory charge on requisite assets employed. Contributory assets included debt-free working capital, net fixed assets and assembled workforce. Rates of return on the contributory assets were based on rates used for comparable market participants. Cash flows were assumed to extend through a seven-year market exclusivity period. The resultant cash flows were then discounted to present value using a weighted-average cost of equity capital for companies with profiles substantially similar to that of Celsion, which we believe represents the rate that market participants would use to value the assets. The projected cash flows were based on significant assumptions, including the indication in which we will pursue development of IPR&D programs, the time and resources needed to complete the development and regulatory approval of IPR&D programs, estimates of revenue and operating profit related to the program considering its stage of development, the life of the potential commercialized product, market penetration and competition, and risks associated with achieving commercialization, including delay or failure to obtain regulatory approvals to conduct clinical studies, failure of clinical studies, delay or failure to obtain required market clearances, and intellectual property litigation.

As of the closing of the acquisition, the IPR&D is considered indefinite lived intangible assets and will not be amortized. IPR&D will be reviewed for possible impairment on an annual basis or more frequently if events are indicative of impairment.

NOTE 6 – UNAUDITED PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of Celsion and EGEN.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

a)	Reflects cash payment to EGEN of $3,038,050 at Closing Date.

b)

Reflects cash received and the corresponding notes payable in relation to Celsion’s additional $5,000,000 borrowing on June 9, 2014 from its loan facility. This additional $5,000,000 borrowing proceeds were used to make the cash payment to EGEN and other transaction costs incurred by Celsion in the transaction closing.

c)	Reflects assets that were not acquired in acquisition.

d)	Reflects fair value adjustment.

e)

Reflects the portion of the purchase price allocated to in process research and development (“IPR&D” ) assets acquired from EGEN. The balance reflects estimated fair value of indefinite-life intangible assets on the Closing Date.

f)

Reflects the estimated portion of the purchase price allocated to goodwill based on the estimated fair value of the total purchase price adjusted for intangible and other assets acquired and liabilities assumed at their respective fair values as of the balance sheet date.

g)	Reflects the estimated fair value of the contingent earn-out payments due to EGEN for achieving certain specified development milestones as of March 31, 2014.

h)	Reflects the cancellation of EGEN's historical equity and convertible preferred stock as part of the transaction.

i)	Reflects purchase consideration of the issuance of 2,712,188 shares of Celsion common stock, par value $.01 per share, to EGEN on June 20, 2014 with a fair value of $9,438,414.

j)	Reflects purchase consideration of the issuance of 670,070 shares of Celsion common stock to EGEN payable on August 2, 2016 with a fair value of $1,441,471.

k)	Reflects the elimination of depreciation for intellectual property for the three months ended March 31, 2014 and for the year ended December 31, 2013.

l)	Reflects the elimination of acquisition costs which were expensed for the three months ended March 31, 2014 and for the year ended December 31, 2013.

m)	Reflects adjustments to depreciation expense as a result of recording property and equipment at fair value as of the acquisition date.

n)

Reflects interest expense associated with the notes payable of $5,000,000 for the loan proceeds from June 9, 2014 (as discussed in note “b” above) as if the loan proceeds had been borrowed as if the transaction occurred on January 1, 2013.

o)	Reflects purchase consideration of the issuance of 2,712,188 shares of Celsion common stock to EGEN on June 20, 2014 with a stock value of $9,438,414.